EXHIBIT 99

FOR IMMEDIATE RELEASE
Contact: Mr. Edward Geletka
President and CEO
(856) 205-0058

COLONIAL FINANCIAL SERVICES, INC.
ANNOUNCES FOURTH QUARTER and YEAR END 2011 RESULTS

Vineland, New Jersey, March 30, 2012 – Colonial Financial Services, Inc. (NASDAQ Global Market: COBK) (the “Company”) the holding company for Colonial Bank, FSB (the “Bank”), announced net income of $929 thousand, or $0.24 per basic and diluted share for the three months ended December 31, 2011, compared to $573 thousand, or $0.14 per basic and diluted share, for the three months ended December 31, 2010.  For the year ended December 31, 2011, the Company earned $3.3 million, or $0.83 per basic and diluted share compared to $3.9 million, or $0.97 per basic and diluted share for the year ended December 30, 2010.

For the three months ended December 31, 2011, net interest income after provision for loan losses was $3.5 million compared to $3.4 million for the three months ended December 31, 2010.  Interest income decreased to $5.7 million for the three months ended December 31, 2011 from $6.3 million for the three months ended December 31, 2010.  Interest expense decreased to $1.6 million for the three months ended December 31, 2011 from $2.1 million for the three months ended December 31, 2010.  Non-interest income was $502 thousand for the three months ended December 31, 2011 compared to $488 thousand for the three months ended December 31, 2010.  Non-interest expense was $2.8 million for the three months ended December 31, 2011 compared to $3.1 million for the three months ended December 31, 2010.  For the three months ended December 31, 2011, income tax expense totaled $236 thousand compared to $198 thousand for the three months ended December 31, 2010.

For the year ended December 31, 2011, net interest income after provision for loan losses was $15.1 million compared to $15.7 million for the year ended December 31, 2010.  Interest income decreased to $24.1 million for the year ended December 31, 2011 from $26.3 million for the year ended December 31, 2010.  Interest expense decreased to $7.2 million for the year ended December 31, 2011 from $9.2 million for the year ended December 31, 2010.  The decrease in interest expense was due to decreases in the weighted average rate of interest-bearing deposits and borrowings.  Non-interest income was $1.8 million for the year ended December 31, 2011 compared to $1.6 million for the year ended December 31, 2010.  Non-interest expense increased to $12.4 million for the year ended December 31, 2011 compared to $11.7 million for the year ended December 31, 2010.

Total assets at December 31, 2011 were $603.8 million compared to $590.3 million at December 31, 2010, an increase of $13.5 million.  Cash and cash equivalents decreased to $7.9 million at December 31, 2011 from $19.0 million at December 31, 2010.  Investment securities available for sale increased to $228.5 million at December 31, 2011 from $183.3 million at December 31, 2010.  Investment securities held to maturity totaled $38.0 million at December 31, 2011 compared to $38.2 million at December 31, 2010.  Net loans receivable at December 31, 2011 were $297.6 million compared to $320.0 million at December 31, 2010.  Deposits increased to $520.7 million at December 31, 2011 compared to $512.8 million at December 31, 2010.  Total borrowings increased to $10.0 million at December 31, 2011 compared to $7.0 million at December 31, 2010.  Stockholders’ equity increased to $71.7 million at December 31, 2011 from $69.4 million at December 31, 2010.

Edward J. Geletka, President and CEO, stated, “We were pleased with our results in this difficult economic environment. We are proud to have reported good earnings in terms of dollars and earnings per share.  On behalf of our Board of Directors, officers and employees of Colonial Bank FSB and Colonial Financial Services, Inc., I wish to express their gratitude for the support of our depositors and stockholders.”

Colonial Financial Services, Inc. is the stock holding company for Colonial Bank, FSB.  Colonial Bank, FSB is a federally chartered savings bank which was originally chartered in 1913.  Colonial Bank, FSB conducts business from its headquarters and main office in Vineland, New Jersey as well as eight offices located in Cumberland and Gloucester Counties in Southern New Jersey and its operating subsidiary, CB Delaware Investments, Inc.

Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Reform Act of 1995.  Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Selected Income Statement Data
(Dollars in thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2011	2010	2011	2010
Interest income	$5,722	$6,282	$24,067	$26,292
Interest expense	1,605	2,088	7,154	9,216
Net interest income	4,117	4,194	16,913	17,076
Provision for loan losses	666	809	1,860	1,340
Net interest income after provision for loan losses	3,451	3,385	15,053	15,736
Non-interest income	502	488	1,809	1,574
Non-interest expense	2,788	3,102	12,376	11,747
Income before taxes	1,165	771	4,486	5,563
Income tax expense	236	198	1,179	1,693
Net income	$929	$573	$3,307	$3,870

Earnings per share – basic	$0.24	$0.14	$0.83	$0.97
Earnings per share – diluted	$0.24	$0.14	$0.83	$0.97
Weighted average shares outstanding – basic (1)	3,914,034	4,004,916	3,971,504	4,004,916
Weighted average shares outstanding – diluted (2)	3,914,034	4,004,916	3,971,504	4,004,916

Performance Ratios (Unaudited)
	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2011	2010	2011	2010
Return on average assets (3)	0.62%	0.39%	0.55%	0.67%
Return on average equity (3)	5.20%	3.26%	4.64%	6.83%
Net interest margin on average interest earning assets	2.99%	3.12%	3.06%	3.21%

Selected Balance Sheet Data
(Dollars in thousands, except per share data)
	At December 31, 2011	At December 31, 2010
Assets	$603,814	$590,342
Cash and cash equivalents	7,893	18,982
Investment securities	266,535	221,525
Net loans receivable	297,570	319,987
Deposits	520,703	512,836
Federal Home Loan Bank borrowings	10,045	7,000
Total stockholders’ equity	71,685	69,412
Book value per share (4)	17.95	16.57
Stockholders’ equity to total assets	11.87%	11.76%

Asset Quality
(Dollars in thousands)
	At December 31, 2011	At December 31, 2010
Non-performing assets (5)	$9,245	$10,996
Allowance for loan losses	5,027	3,543
Non-performing assets to total assets	1.53%	1.86%
Allowance for losses to total loans	1.66%	1.09%

(1)	Shares outstanding do not include unreleased ESOP shares and repurchased shares for the purpose of the weighted average shares outstanding-basic calculation.
(2)
Shares outstanding do not include unreleased ESOP shares and repurchased shares but do include the dilutive common share equivalents of stock options and stock awards for the purpose of the weighted average shares outstanding-diluted calculation.

(3)	Annualized.
(4)	Total stockholders’ equity divided by shares issued of 3,994,073 for December 31, 2011 and 4,188,456 for December 31, 2010.
(5)	Non-performing assets include non-accrual loans and real estate owned.